As filed with the Securities and Exchange Commission on April 28, 2008

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-144839)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BladeLogic, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3569976
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

10 Maguire Road, Building 3

Lexington, MA 02421
(Address, Including Zip Code, of Principal Executive Offices)

2001 Stock Option and Grant Plan

2007 Stock Option and Incentive Plan

(Full title of the plans)

Christopher C. Chaffin
Secretary

BladeLogic, Inc.

c/o BMC Software, Inc.
2101 CityWest Boulevard
Houston, Texas 77042-2827
(713) 918-8800

 (Name, Address and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Peter F. Kerman
Luke J. Bergstrom
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Tel: (650) 328-4600

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-144839) (the “Registration Statement”) of BladeLogic, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on July 25, 2007, pertaining to the registration of 5,492,418 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), issuable under the Company’s 2001 Stock Option and Grant Plan and the Company’s 2007 Stock Option and Incentive Plan.

On April 18, 2008, BMC Software, Inc., a Delaware corporation (“BMC”), completed its acquisition of all of the outstanding shares of Common Stock, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 17, 2008, among BMC, Bengal Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of BMC (the “Purchaser”), and the Company.

BMC’s acquisition was structured as a two-step transaction, with a cash tender offer by the Purchaser for the outstanding shares of Common Stock at a price of $28.00 per share, net to the seller in cash without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 21, 2008 (the “Offer to Purchase”), attached as Exhibit (a)(1)(A) to the Tender Offer Statement on Schedule TO filed by BMC and the Purchaser with the Securities and Exchange Commission on March 21, 2008 (as amended, the “Schedule TO”), and the related Letter of Transmittal, attached as Exhibit (a)(1)(B) to the Schedule TO, followed by the merger of the Purchaser with and into the Company, with the Company surviving as a wholly owned subsidiary of BMC (the “Merger”).   Pursuant to the terms of the Merger Agreement, each share of the Common Stock outstanding at the effective time of the Merger was cancelled and converted (other than shares held by BMC, the Purchaser, the Company or any of their respective subsidiaries and shares held by holders who properly exercise their appraisal rights under applicable Delaware law) into the right to receive $28.00 per share, net to the holder in cash, without interest.

As a result of the Merger, the Company has terminated all offerings of Common Stock pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement which remained unsold at the effective time of the Merger.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on April 28, 2008.

BLADELOGIC, INC.

By:	/s/ Stephen B. Solcher
Name: Stephen B. Solcher
Title: President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen B. Solcher	Director and President	April 28, 2008
Stephen B. Solcher

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